                                                               Filed Pursuant to
                                                                  Rule 424(b)(3)
                                                   Commission File No. 333-56538

                             PROSPECTUS SUPPLEMENT

                      (TO PROSPECTUS DATED JUNE 1, 2001)


                        AMERISOURCE HEALTH CORPORATION

    $300,000,000 Principal Amount of 5% Convertible Subordinated Notes Due
          December 2007 and 5,663,730 Shares of Common Stock Issuable
                         Upon Conversion of the Notes

This prospectus supplement relates to the resale by the holders of AmeriSource Health Corporation 5% Convertible Subordinated Notes Due December 1, 2007 and the shares of common stock, $.01 par value per share, issuable upon the conversion of the notes.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated June 1, 2001, including any amendments or supplements thereto. The terms of the notes are set forth in the prospectus.

The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to persons previously listed in the prospectus or in any amendments or supplements thereto that are listed below:


                                           Amount of                         Shares of Common
                                          Notes Owned                          Stock Owned            Shares
                                             Before       Amount of Notes         Before            that May be
                 Name                      Offering      that May be Sold       Offering               Sold
-----------------------------------      ------------    ----------------    -----------------      -----------
Alpine Associates..................       $ 2,850,000       $ 2,850,000             0                  53,805

Alpine Partners....................       $   550,000       $   550,000             0                  10,384

AmSouth Bank, custodian for AmSouth
   Equity Income Fund..............       $ 2,890,000       $ 2,890,000             0                  54,561

AmSouth Bank, custodian for AmSouth
   Variable Equity Income Fund.....       $ 1,570,000       $ 1,570,000             0                  29,640

Rockhaven Fund.....................       $    80,000       $    80,000             0                   1,510

Rockhaven Premier Dividend Fund....       $   690,000       $   690,000             0                  13,027

The Travelers Insurance Company
   Separate Account TLAC...........       $   166,000       $   166,000             0                   3,134
                                          -----------------------------

           The Date of this Prospectus Supplement is June 18, 2001.